Exhibit 99.3

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(561) 515-1900	Media: Andy Maas
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI Consulting, Inc. Announces Initial Purchase of 7 5/8% Senior Notes due 2013 and Receipt of Requisite Consents in Cash Tender Offer and Consent Solicitation

West Palm Beach, FL, September 28, 2010 — FTI Consulting, Inc. (NYSE: FCN) (the “Company”) announced today that it has accepted for purchase approximately $185.8 million aggregate principal amount of its 7 5/8% Senior Notes due 2013 (the “2013 Notes”) representing all that were validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on September 27, 2010 (the “Consent Payment Deadline”) pursuant to the Company’s previously announced cash offer to purchase and consent solicitation (the “Tender Offer”) for any and all of its outstanding 2013 Notes.

The Company used approximately $193.9 million of the net proceeds from its private offering of $400 million aggregate principal amount of 6 3/4% senior notes due 2020 (the “Offering”) to fund the purchase of the 2013 Notes and the related consent payments. The Company expects to use the remaining net proceeds from the Offering to fund the purchase price of any additional 2013 Notes that are validly tendered pursuant to the Tender Offer, to redeem any and all of the 2013 Notes that remain outstanding following the consummation of the Tender Offer and for general corporate purposes, which could include working capital, share repurchases, capital expenditures, acquisitions, refinancing of other debt or other capital transactions.

The Company also received sufficient consents to approve the proposed amendments to the indenture governing the 2013 Notes (the “Indenture”) that, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default in the Indenture. The Company and the trustee for the 2013 Notes have entered into a supplemental indenture implementing these amendments.

The Tender Offer remains open and expires at 11:59 p.m., New York City time, on October 12, 2010, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Time”). Holders who validly tender, and do not validly withdraw, their 2013 Notes after the Consent Payment Deadline and prior to the Expiration Time will be eligible to receive the tender offer consideration of $1,001.56 per $1,000 principal amount of 2013 Notes, but will not receive the consent payment of $20.00 per $1,000 principal amount of 2013 Notes.

In connection with the Tender Offer, the Company entered into a dealer manager and solicitation agent agreement, dated as of September 16, 2010, with the dealer manager, which, among other things, includes customary representations and warranties and other terms and conditions customary in agreements of this type, including customary indemnification and contribution obligations, and provides for the payment of customary fees.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With approximately 3,500 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions and other factors listed in the Company’s filings with the Securities and Exchange Commission.

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